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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                       Cablevision Systems Corporation
    ------------------------------------------------------------------------
                                (Name of Issuer)

                Cablevision NY Group Class A Common Stock, par
                             value $.01 per share
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

            Cablevision NY Group Class A Common Stock: 12686C-10-9
         ---------------------------------------------------------------
                                 (CUSIP Number)

                               August 20, 2002
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [ X ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.                       Dolan Family LLC

         I.R.S. Identification Nos. of above persons (entities only).
                                                                 11-3519521
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                                  Delaware
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of                                                            0
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by                                                             0
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                                               0
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                                                                 7,977,325
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 7,977,325
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [X]*
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                                                                      3.3%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                                                                       OO
  ------------------------------------------------------------------------

*Dolan Family LLC disclaims beneficial ownership of 8,364,437 shares of Cablevision Class A Common Stock as to which the Dolan Family LLC has no voting or dispositive power.

  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
                                     Kathleen M. Dolan, individually and as
                                     Trustee for Dolan Descendants Trust,
                                     Dolan Progeny Trust, Dolan Grandchildren
                                     Trust, Dolan Spouse Trust, DC Kathleen
                                     Trust, and as Director of Dolan Children's
                                     Foundation


         I.R.S. Identification Nos. of above persons (entities only).

                                                            Not Applicable
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                                    U.S.A.
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of                                                        6,381
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by                                                    11,169,176
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                                           6,381
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                                                                11,169,176
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                11,175,557
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [X]*
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                                                                      4.6%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                                                                        IN
  ------------------------------------------------------------------------

*Kathleen M. Dolan, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 5,166,205 shares of Cablevision Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
                                     Marianne Dolan Weber, individually and as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Marianne Trust and as Director of Dolan Children's Foundation


         I.R.S. Identification Nos. of above persons (entities only).

                                                            Not Applicable
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                                    U.S.A.
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of                                                        6,381
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by                                                    11,800,403
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                                           6,381
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                                                                11,800,403
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                11,806,784
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [X]*
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                                                                      4.9%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                                                                       IN
  ------------------------------------------------------------------------

*Marianne Dolan Weber, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 4,534,978 shares of Cablevision Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
                                     Deborah Dolan-Sweeney, individually and as
                                     Trustee for Dolan Descendants Trust,
                                     Dolan Progeny Trust, Dolan Grandchildren
                                     Trust, Dolan Spouse Trust, DC Deborah
                                     Trust and as Director of Dolan Children's
                                     Foundation


         I.R.S. Identification Nos. of above persons (entities only).

                                                            Not Applicable
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                                    U.S.A.
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of                                                       6,381
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by                                                   11,856,761
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                                          6,381
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                                                               11,856,761
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               11,863,142
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [X]*
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                                                                      4.9%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                                                                       IN
  ------------------------------------------------------------------------

*Deborah Dolan-Sweeney, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 4,478,620 shares of Cablevision Class A Common Stock owned by other Reporting Persons as to which she has no voting or dispositive power.

  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
                                     Paul J. Dolan, individually and as Trustee for CFD Trust #10, Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC James Trust and DC Kathleen Trust

         I.R.S. Identification Nos. of above persons (entities only).
                                                            Not Applicable
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                                    U.S.A.
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of                                                      141,995
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by                                                    12,529,234
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person                                                         141,995
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                                                                12,529,234
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                12,671,229
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [X]*
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
                                                                      5.2%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
                                                                        IN
  ------------------------------------------------------------------------

*Paul J. Dolan, individually and as Trustee of the trusts listed above, disclaims beneficial ownership of 3,670,533 shares of Cablevision Class A Common Stock owned by other Reporting Persons as to which he has no voting or dispositive power.

                      CONTINUATION PAGES TO SCHEDULE 13G


ITEM 1(a)      NAME OF ISSUER:

               Cablevision Systems Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1111 Stewart Avenue
               Bethpage, New York 11714

ITEM 2(a)      NAME OF PERSON FILING:

               This Statement is being filed by the persons (the "Reporting Persons") identified in the cover pages hereto, each of which is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal place of business for each Reporting Person is:
               c/o William A. Frewin
               340 Crossways Park Drive
               Woodbury, New York  11797

ITEM 2(c)      CITIZENSHIP:

               Dolan Family LLC is a limited liability company formed in Delaware. Each other Reporting Person is a citizen of the U.S.A.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Cablevision NY Group Class A Common Stock, par value $.01 per share ("Cablevision Class A Common Stock")


ITEM 2(e)      CUSIP NUMBER:

               Cablevision Class A Common Stock                     12686C-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

               Not Applicable.

ITEM 4.   OWNERSHIP

          (A)  AMOUNT BENEFICIALLY OWNED

               The amount of shares beneficially owned by each Reporting Person is set forth in Item 9 of each of the cover pages hereto, each of which is incorporated herein by reference.

          (B)  PERCENT OF CLASS:

               The percent of the class beneficially owned by each Reporting Person is set forth in Item 11 of each of the cover pages hereto, each of which is incorporated herein by reference.

          (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     The number of shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth in Items 5 through 8 of each of the cover pages hereto, each of which is incorporated herein by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          See Exhibit A hereto.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit B hereto.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  August 22, 2002

                       Dolan Family LLC

                       By:  Edward C. Atwood,
                             as Manager

                       By:                           *
                              -------------------------------------------

                       Kathleen M. Dolan, individually and as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse
                       Trust, DC Kathleen Trust, and as
                       Director of  Dolan Children's Foundation

                       By:                           *
                              -------------------------------------------

                       Marianne Dolan Weber, individually and as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Marianne Trust, and as Director of Dolan Children's Foundation

                       By:                           *
                              -------------------------------------------

                       Deborah Dolan Sweeney, individually and as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Deborah Trust, and as Director of Dolan Children's Foundation

                       By:                           *
                              -------------------------------------------

                       Paul J. Dolan, individually and as Trustee for CFD
                       Trust #10, Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC James Trust, and DC Kathleen Trust

                       By:                           *
                              -------------------------------------------




* By:     /S/   WILLIAM A. FREWIN, JR.
         -----------------------------
              William A. Frewin, Jr.
              Attorney-in-Fact